Dear Sal, as I have discussed with you earlier, I am anticipating accepting the position of Dean at one of the leading business schools in Asia in the near future. Based on our discussions, I believe it makes much sense for me to step down from the Fedders board at the end of this current quarter, i.e., 30th June 2007. Given the 12 hour time difference from the East coast, and the onset of my new responsibilities, I will not be able to do justice to the demands of my board position.
I must acknowledge that it has been a great learning experience for me to serve on the Fedders board during the last three years. I have a much deeper appreciation of the contemporary challenges faced by the air conditioning industry and I believe the efforts of the Fedders management team are aimed in the right direction. I wish you and your colleagues every success in the process of Fedders’ strategic repositioning for a healthy future.
If I can be of any help in the period ahead, please do contact me. I will always do my best to provide any advice I can.
Warm regards, Jitendra Singh